CURTISS-WRIGHT CORPORATION
RESTRICTED STOCK UNIT AGREEMENT

THIS AGREEMENT, dated October 9, 2006, effective as of February 7, 2006 ("Grant Date") by and between Curtiss-Wright Corporation, a Delaware Corporation ("Company"), and David Linton ("Employee"), is entered into as follows:

WHEREAS, the Company has established the Curtiss-Wright Corporation 2005

Ominbus Long-Term Incentive Plan ("Plan"), a copy of which has been provided and can be found in the Company’s 2005 Proxy Statement or by written or telephonic request to the Company Secretary, and which Plan made a part hereof; and

WHEREAS, the Executive Compensation Committee of the Board of Directors of the Company ("Committee") determined that the Employee be granted restricted stock units subject to the restrictions stated below;

NOW, THEREFORE, the parties hereby agree as follows:

1.	Grant of Units.

Subject to the terms and conditions of this Agreement and of the Plan, the Company hereby credits to a separate account maintained on the books of the Company ("Account") 33,870 restricted stock units ("Units") which had a value of One Million Dollars based on the closing price of the Company’s $1.00 par value Common Stock ("Stock") on February 6, 2006 (after adjustment for the April 21, 2006 stock split). On any date, the value of each Unit shall equal the market value of a share of Stock.

2.	Vesting Schedule.

The interest of the Employee in the Units shall be 100% vested on February 6, 2016 (“Vesting Date”), conditioned upon the Employee's continued employment with the Company as of the vesting date. Notwithstanding the foregoing, the interest of the Employee in the Units shall immediately vest as to:

(a) 100% of the unvested Units upon the Employee's termination of employment due to death or disability; or

(b) 100% of the unvested Units upon a "Change of Control" (as defined in the Plan) subject to the aggregate award restrictions provided for under Section 3.3 of the Plan, and the discretion of the Committee to approve such payment pursuant to Section 7.5 of the Plan.

3.	Restrictions.

(a) The Units granted hereunder may not be sold, pledged or otherwise transferred and may not be subject to lien, garnishment, attachment or other legal process. The period of time between the date hereof and the date the Units become vested is referred to herein as the "Restriction Period."

(b) If the Employee's employment with the Company is terminated by the Company for Cause or voluntarily by the Employee, the Units subject to the provisions of this Agreement which have not vested at the time of the Employee's termination of employment shall be forfeited by the Employee.

4.	Dividends.

Employee shall have no rights or privileges of a stockholder of the Company with respect to the Units during the Restricted Period. After the Vesting Date, Employee’s Account shall be credited for any cash dividends paid on the Stock.

5.	Changes in Stock.

In the event of any change in the number and kind of outstanding shares of Stock by reason of any recapitalization, reorganization, merger, consolidation, stock split or any similar change affecting the Stock (other than a cash dividend payable in Stock) the Company shall make an appropriate adjustment in the number and terms of the Units credited to the Employee's Account so that, after such adjustment, the Units shall represent a right to receive the same consideration (or if such consideration is not available, other consideration of the same value) that the Employee would have received in connection with such recapitalization, reorganization, merger, consolidation, stock split or any similar change if she had owned on the applicable record date a number of shares of Stock equal to the number of Units credited to the Employee's Account prior to such adjustment.

6.	Form and Timing of Payment.

On the first to occur of the following, the Company shall pay to the Employee a number of shares of Stock equal to the aggregate number of vested Units credited to the Employee as of such date:

(a) The Vesting Date;

(b) Any date after the Vesting Date but in no event later than fifth anniversary of the Vesting Date;

(c) The first date on which occurs a Change of Control; or

(d) The date on which the Company terminates Employee’s employment for reasons other than for Cause.

7.	Disability Termination of Employee.

In the event of disability of the Employee, any unpaid but vested Units shall be paid to the Employee if legally competent or to a legally designated guardian or representative if the Employee is legally incompetent.

8.	Death of Employee.

In the event of the Employee's death after the vesting date but prior to the payment of the Units, said Units shall be paid to the Employee's estate or designated beneficiary.

9.	Taxes.

The Employee shall be liable for any and all taxes, including withholding taxes, arising out of this grant or the vesting of Units hereunder.

10. Definitions

(a)         For purposes of this Agreement, a termination of employment is for "Cause" if the Employee

(a)	has been convicted of a felony; or

(b)	intentionally engaged in illegal conduct, fraud or, willful misconduct that is demonstrably and materially injurious to the Company or any of its businesses; or

(c)	failed to perform his reasonably assigned duties with the Corporation or any of its businesses.

In the event that a dispute shall arise as to whether a termination was for cause, or over whether a voluntary retirement, resignation or other voluntary termination of employment is the direct and proximate result of a substantial adverse change in the terms or conditions of employment, that dispute shall be settled and finally determined by arbitration in the City of New York under the then existing rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

11. Miscellaneous.

(a) All amounts credited to the Employee's Account under this Agreement shall continue for all purposes to be a part of the general assets of the Company. The Employee's interest in the Account shall make him only a general, unsecured creditor of the Company.

(b) The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

(c) Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to the Employee at his address then on file with the Company.

(d) Neither the Plan nor this Agreement nor any provisions under either shall be construed so as to grant the Employee any right to remain in the employ of the Company.

(e) This Agreement and the Employment Agreement constitute the entire agreement of the parties with respect to the subject matter hereof.

CURTISS-WRIGHT CORPORATION

By:	/s/ Martin R. Benante
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Martin R. Benante
Chairman and Chief Executive Officer

/s/ David Linton
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David Linton

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